UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 25, 2011

First Trinity Financial Corporation
(Exact name of registrant as specified in its charter)

Oklahoma	000-52613	34-1991436
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7633 E 63rd Place, Suite 230, Tulsa, OK	74133
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:

(918) 249-2438

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement.
Item 8.01                      Other Events.

First Trinity Financial Corporation’s (“First Trinity” or the “Company”) wholly-owned subsidiary, Trinity Life Insurance Company (“Trinity Life”), a life insurance company domiciled in Oklahoma, has entered into an agreement to acquire 62,141 shares of the issued and outstanding common stock of Family Benefit Life Insurance Company (“Family Benefit Life”), a Missouri domiciled life insurance company, for $9.00 per share.  The total consideration for the purchase equals $559,269.  The acquisition represents 4.8% of the issued and outstanding shares of Family Benefit Life.  The acquisition is subject to the approval process as described below.  Trinity Life previously acquired approximately 9.994% of the outstanding common stock of Family Benefit Life between July 1 and August 8, 2011.

The acquisition of control of a Missouri-domiciled insurance company is subject to the prior approval of the Missouri Department of Insurance.  An acquisition of more than 10% of the voting securities of a Missouri domiciled insurer is presumed to be an acquisition of control.  On August 25, 2011, Trinity Life filed the necessary application with the Missouri Department of Insurance to authorize the acquisition of control of Family Benefit Life.  A hearing on the application is expected to be scheduled within 30 days from the filing.  The Director of the Missouri Department of Insurance will review the application to determine, among several enumerated factors set forth in the Missouri insurance laws, whether the acquisition would have an adverse effect on the public or the policyholders of Family Benefit Life, the effect on competition, and whether the financial condition, experience, management and post-acquisition plans of Trinity Life support the acquisition.  First Trinity cannot predict the outcome of the approval process.

The approval of Trinity Life’s acquisition of control application by the Missouri Department of Insurance, if it occurs, will allow the company to acquire shares in addition to the 62,141 shares subject to the contract described above without the prior approval of the Missouri Department of Insurance.  First Trinity plans to acquire additional shares of Family Benefit Life through negotiated purchases from individual shareholders.  Trinity Life may alter its plan as circumstances dictate to cease making purchases, to make a cash offer for some all of the shares it does not own, or to propose a business combination involving First Trinity or Trinity Life and Family Benefit Life with cash, shares of First Trinity or some combination thereof as consideration.

Special Note Regarding Forward-Looking Statements

This disclosure contains certain forward-looking statements and information relating to First Trinity that are based on the beliefs of our management as well as assumptions made by, and information currently available to, the Company.  These statements include, but are not limited to, statements about our strategies, plans, alternatives, objectives, expectations, intentions, expenditures, assumptions and other statements contained in this report that are not historical facts.  When used in this document, words such as “evaluate,” “anticipate,” “believe,” “estimate,” “expect,” “intent,” “plan” and “project” and similar expressions, as they relate to the Company are intended to identify forward-looking statements.  These statements reflect current views with respect to future events, are not guarantees of future performance and involve risks and uncertainties that are difficult to predict.  Further, certain forward-looking statements are based upon assumptions as to future events that may not prove to be accurate.

Many factors could cause the actual results, performance or plans to be materially different from any future results, performance or plans that may be expressed or implied by such forward-looking statements.  These factors include, among other things:

•	The timely approval of the Missouri Department of Insurance of the application to acquire more than 10% of Family Benefit Life’s shares;
•	The decisions of the Missouri Department of Insurance, its Director and staff and any requirements it might impose in connection with the application;
•	The continued availability of cash to fund the purchase of shares;
•	The willingness of a significant number of shareholders of Family Benefit Life to sell their shares at a price First Trinity believes to be reasonable;
•	The attitude about a change of control by the management and the Board of Directors of Family Benefit Life and any actions they take in response to our acquisition of shares;
•	The risk factors set forth in First Trinity’s prospectus dated April 7, 2011 as supplemented;
•	The deterioration of the U.S. economy and the life insurance industry in particular; and
•	Changes in general economic, business, political and regulatory conditions in the countries or regions in which we operate.

Many of these factors are beyond the control of First Trinity. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, our actual results, performance or plans may vary materially from those described in this report anticipated, believed, estimated, expected, intended, planned or projected.  We neither intend nor assume any obligation to update these forward-looking statements, which speak only as of this date.

Item 9.01                      Financial Statements and Exhibits

(d)           Exhibits

Exhibit No..                                           Description

10.1
Stock Purchase Agreement between Trinity Life Insurance Company and the David Nelson Cook Revocable Living Trust and David Nelson Cook, Trustee dated August 19, 2011, for shares of common stock of Family Benefit Life Insurance Company.

99.13
Form A Statement Regarding the Acquisition of Control of or Merger with a Domestic Insurer Family Benefit Life Insurance Company filed with the Missouri Department of Insurance, Financial Institutions and Professional Registration by Trinity Life Insurance Company on August 25, 2011.

99.14
Press Release of August 30, 2011 relating to the announcement by First Trinity Financial Corporation of its filing of Form A with the Missouri Department of Securities relating to the acquisition of Family Benefit Life Insurance Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

First Trinity Financial Corporation

Date: August 31, 2011	By:	/s/ Gregg E. Zahn
	Name:	Gregg E. Zahn
	Title:	President